Exhibit 10.1

PHH Corporation
3000 Leadenhall Road
Mount Laurel, New Jersey 08054

April 28, 2017
EJF Capital LLC
EJF Debt Opportunities Master Fund, L.P.
EJF Debt Opportunities GP, LLC
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201

Ladies and Gentlemen:
This letter agreement (this “Agreement”) constitutes the agreement among PHH Corporation, a Maryland corporation (the “Company”), EJF Capital LLC, a Delaware limited liability company (“EJF”), EJF Debt Opportunities Master Fund, L.P., a Cayman Islands limited partnership (the “Debt Fund”), and EJF Debt Opportunities GP, LLC, a Delaware general partnership (together with EJF and the Debt Fund, the “Investors”). Each of the Company and each of the Investors is individually a “Party” and collectively, they are the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in paragraph 11 hereof.
1.Nomination of Investor Nominees.
(a)The Parties agree that, in connection with the 2017 Annual Meeting:
(i)the Company will cause two (2) of the existing directors of the Company not to stand for reelection;
(ii)the board of directors of the Company (the “Board”) shall (subject to paragraphs 2 and 3 hereof) nominate as directors of the Company at the 2017 Annual Meeting (A) James Neuhauser and (B) Kevin Stein (each, an “Investor Nominee” and together, the “Investor Nominees”);
(iii)as of the date of this Agreement, each of the Investor Nominees is appointed as an observer to the Board until the 2017 Annual Meeting and each Investor Nominee shall (A) receive copies of all notices and written information furnished to the full Board or any committee of the Board, reasonably in advance of each meeting to the extent practicable and in any event at the same time as members of the Board or the applicable committee, and (B) be permitted to be present at all meetings of the full Board (whether by telephone or in person). Notwithstanding the foregoing, the Company shall be entitled to withhold any information and exclude the Investor Nominees from any meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege until the Investor Nominees are elected to the Board; provided, however, that the Company will use its reasonable best efforts to minimize the frequency and duration of any exclusions pursuant to this sentence;
(iv)from the date of the this Agreement until the expiration of the Commitment Period, the size of the Board shall remain at seven (7) directors; and
(v)the Company shall (subject to paragraphs 2 and 3 hereof) (A) recommend that the Company’s stockholders vote in favor of the election of each of the Company’s nominees (including the Investor Nominees), (B) solicit proxies for each of the Company’s nominees (including the Investor Nominees), (C) cause all Company Shares represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Company’s nominees (including the Investor Nominees) and (D) otherwise support the Investor Nominees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.
(b)Promptly following the election of the Investor Nominees to the Board through the expiration of the Commitment Period, the Board shall cause each of the Board’s committees (whether such committees are standing committees of the Board or special committees of the Board) to include one Investor Nominee, in each case selected by the Board; provided that the Board shall allocate such committee positions reasonably between the Investor Nominees.

2.Vacancies.
(a)If either of the Investor Nominees is unable to serve as a director nominee with respect to the 2017 Annual Meeting or, after having been elected to the Board, resigns, is removed (other than for cause) or is otherwise unable or unwilling to serve as a director at any time during the Commitment Period, then the Investors shall have the right to recommend another person (each, an “EJF Replacement Designee”) to serve as a director nominee or director, as applicable, in place of the applicable Investor Nominee; provided, that any such EJF Replacement Designee shall (i) satisfy the Board membership criteria set forth in the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), (ii) qualify as an “independent director” under applicable rules of the SEC, the applicable rules of the New York Stock Exchange and the Corporate Governance Guidelines, and (iii) be reasonably acceptable to the Board in its good faith business judgment after exercising its fiduciary duties. Reasonably promptly after an EJF Replacement Designee has been recommended by the Investors and approved by the Corporate Governance Committee of the Board (the “Corporate Governance Committee”) in accordance herewith (taking into account the Company’s director review process, which the Company shall commence promptly upon such recommendation by the Investors), the Board will nominate for election or appoint as a director, as applicable, such EJF Replacement Designee. For the avoidance of doubt, the Board shall vote on the appointment of such EJF Replacement Designee no later than three (3) business days after the Corporate Governance Committee recommendation of such EJF Replacement Designee and neither the Corporate Governance Committee nor the Board shall reject the EJF Replacement Designee unless such EJF Replacement Designee fails to satisfy the criteria set forth in clauses (i), (ii) and (iii) of the first sentence of this paragraph 2(a). In the event the Board shall decline to accept an EJF Replacement Designee, the Investors may propose a replacement, subject to the criteria set forth in clauses (i), (ii) and (iii) of the first sentence of this paragraph 2(a). Upon becoming a director nominee or member of the Board, as applicable, the EJF Replacement Designee shall be treated as, and shall be subject to the terms and conditions hereunder applicable to, an Investor Nominee.
(b)If the Board learns that an Investor Nominee has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud (A) before the 2017 Annual Meeting, then the Company and the Board shall have no obligations pursuant to paragraph 1(a) with respect to such Investor Nominee (but the Company shall have such obligations with respect to any EJF Replacement Designee), or (B) after the 2017 Annual Meeting (if such Investor Nominee is elected to the Board), the Board may, in its sole discretion, request that such Investor Nominee resign from the Board and any committees thereof pursuant to the conditional resignation letter in the form attached hereto as Exhibit B (the “Conditional Resignation Letter”). In the case of either (A) or (B) of the preceding sentence, the Investors shall have the right to recommend an EJF Replacement Designee in accordance with paragraph 2(a), which individual shall be treated as, have the rights of, and shall be subject to the terms and conditions hereunder applicable to, an Investor Nominee.
(c)Any other vacancy on the Board occurring during the Commitment Period shall be filled by the Board upon the recommendation of the Corporate Governance Committee and in accordance with the Amended and Restated Articles of Incorporation of the Company, as amended and supplemented through June 12, 2013 (as further amended from time to time, the “Charter”), and the Amended and Restated By-Laws of the Company, as amended through December 17, 2015 (as further amended from time to time, the “By-Laws” and together with the Charter, “Governing Documents”) and the Corporate Governance Guidelines.
3.Completion of Director Nominee Materials. As a condition to the Company’s obligations to (a) nominate any Investor Nominee (or any EJF Replacement Designee) for election as a director at any Annual Meeting (including the 2017 Annual Meeting) and (b) appoint any EJF Replacement Designee to the Board, such Investor Nominee or EJF Replacement Designee, as applicable, shall provide any information and documentation that the Company reasonably requires, including information called for by the Company’s standard directors’ and officers’ questionnaire or required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, and information and documentation in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and shall consent to appropriate background checks, to the extent, in each case, consistent with the information, documentation and background checks required by the Company in accordance with past practice with respect to other members of the Board. The Company agrees and acknowledges that as of the date of this Agreement, the Company is not aware of any information described in the preceding sentence that the Company has not received from, on behalf of or with respect to either Investor Nominee. The Company agrees that any request for information or documentation relating to an EJF Replacement Designee shall be substantially similar to the information and documentation requested from the Investor Nominees. On or prior to the date of this Agreement, the Investors shall have caused each of the Investor Nominees to have provided to the Company (or each of the Investor Nominees shall have otherwise provided to the Company) (i) a letter executed by such Investor Nominee (which shall be countersigned by the Company) in the form attached hereto as Exhibit A and (ii) an executed Conditional Resignation Letter.

4.Rights and Obligations of Elected Investor Nominees. The Parties agree that the Investor Nominees, upon election to the Board, shall (a) be governed by the Corporate Governance Guidelines, other policies of the Company applicable to other independent directors and the related obligations regarding confidentiality, conflicts of interest, related-party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and director resignation policies, and (b) have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.
5.Withdrawal of Notice of Nomination. The Debt Fund hereby irrevocably withdraws its Notice of Nomination, dated March 9, 2017, in which it nominated James Neuhauser and Kevin Stein for election as directors of the Company at the 2017 Annual Meeting (the “EJF Nomination”). Each of the Investors shall immediately cease, and shall cause each of the Restricted Persons and each of the Investor Nominees to immediately cease, all efforts, direct or indirect, in furtherance of the EJF Nomination and any related solicitation in connection with the EJF Nomination. In addition, each of the Investors shall instruct their respective Representatives to immediately cease all efforts, direct or indirect, in furtherance of the EJF Nomination and any related solicitation in connection with the EJF Nomination.
6.Investor Support of Board Actions. In connection with the 2017 Annual Meeting (and any adjournments or postponements thereof) the Investors shall cause their Company Shares to be present for quorum purposes and shall vote or cause to be voted all Company Shares beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote on the record date for the 2017 Annual Meeting in favor of the election of directors nominated by the Board.
7.Company Press Release and SEC Filings. Promptly following the execution and delivery of this Agreement (but in any event within one (1) business day after the date hereof), the Company shall issue a press release disclosing entry by the Parties into this Agreement and the appointment of the Investor Nominees to the Board, which press release shall be reasonably satisfactory to the Investors. Each Party shall not, and shall cause its Affiliates and its and their respective principals, directors, members, general partners, officers, employees, agents and other representatives (such Persons, collectively, a Party’s “Representatives”) not to, make any statement inconsistent with the Company Press Release in connection with the announcement of this Agreement or the matters contemplated hereby. Each of the Investors shall not, and shall cause its other Representatives not to, issue any press release in connection with the execution of this Agreement. Additionally, promptly following the execution and delivery of this Agreement, the Company shall file a Current Report on Form 8-K (the “Company 8-K”), which shall report the entry into this Agreement. The Investors shall promptly, but in no event prior to the issuance by the Company of the Company Press Release and the filing by the Company of the Company 8-K, prepare and file an amendment to the Schedule 13D with respect to the Company originally filed by the Investors with the SEC on March 9, 2017 (such amendment, the “Schedule 13D/A”) disclosing their entry into this Agreement and amending the Schedule 13D, as appropriate. Each of the Company 8-K and the Schedule 13D/A shall be consistent with the Company Press Release and the terms of this Agreement. The Company 8-K shall be in form and substance reasonably acceptable to the Company and the Investors, and the Schedule 13D/A shall be in form and substance reasonably acceptable the Company and the Investors.
8.Standstill. From the date of this Agreement until the expiration of the Commitment Period, each of the Investors shall not, and shall cause its Affiliates (collectively, “Restricted Persons”) and shall instruct their respective Representatives not to, directly or indirectly, absent prior express written invitation or authorization by the Board:
(a)engage in any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors of the Company or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;
(b)(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board, (iii) conduct a referendum of stockholders of the Company or (iv) seek to call, request the call of or join with any other stockholder in a request to call, a special meeting of the Company’s stockholders;
(c)make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act) relating to the Company;
(d)encourage or advise any Person or assist any Person in encouraging or advising any other Person (i) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (ii) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with management’s recommendation in connection with a particular matter, in the case of each of (i) and (ii), solely with respect to the election or removal of directors;

(e)form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Voting Securities, other than solely with the other Investors and Affiliates of the Investors with respect to Voting Securities;
(f)acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Investors having beneficial ownership of more than 10.0%, or economic exposure to more than 10.0%, of the outstanding Company Shares;
(g)enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement, other than (i) this Agreement, (ii) solely with the other Investors or Affiliates of the Investors, or (iii) granting proxies to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting;
(h)except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, or (ii) any waiver, amendment or modification to the Governing Documents of the Company;
(i)grant any proxy, consent or other authority to vote with respect to the election of directors other than to the named proxies included in the Company’s proxy card for an annual meeting;
(j)engage in, or offer to or agree to engage in, directly or indirectly, any transaction (including through swap or hedging transactions or otherwise) that (i) reduces in any material respect the economic risk of ownership of any Company Shares owned by it or the other Restricted Persons or (ii) decouples the economic risk of ownership from the underlying Voting Securities owned by it or the other Restricted Persons;
(k)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Voting Securities;
(l)either alone or in concert with others, directly or indirectly, make any tender offer, exchange offer or be a party to any merger, consolidation, acquisition, business combination, purchase of a division, purchase of substantially all of the assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or its or their respective securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Restricted Persons or their Representatives from tendering shares, receiving payment for shares or otherwise participating in any such transaction initiated by a Third Party on the same basis as other stockholders of the Company or from participating in any such transaction that has been approved by the Board);
(m)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 8 other than to enforce the provisions of this Agreement and to defend (and/or assert counterclaims in) any litigation in which any Restricted Person is a defendant;
(n)make any request for stock list materials or other books and records of the Company under Section 2-512 of the Maryland General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;
(o)make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) in support of any solicitation described in clauses (a), (b), (c) or (m) above;
(p)publicly disclose any intention, plan or arrangement inconsistent with any provision of this paragraph 8; or
(q)make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal.
Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 8 shall prohibit or restrict the Investors from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter in a manner that does not otherwise violate this Section 8; (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investors or any of their respective Affiliates in a manner that does not otherwise violate this paragraph 8; or (iii) communicating with its investors in quarterly or annual letters provided such communications are subject to standard confidentiality obligations. The Investors acknowledge and agree that they shall be liable for any breach by their respective Affiliates or Representatives of any of the terms of this Agreement applicable to such Representatives. In addition, the Company agrees to provide the Investors, upon the Investors’ reasonable request, with the same degree, type and frequency of access to the Board and members of the Company’s senior management that is customarily provided to other stockholders with similarly sized shareholdings in the Company.
9.Non-Disparagement. During the Commitment Period, each of the Company and the Investors shall refrain from making, and shall cause its and their respective Affiliates and its and their respective Representatives acting on their behalf to refrain from making, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors, the Company, any of its Affiliates, or any of its and their respective advisors or current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company, the Investors or any of their respective advisors or employees. The foregoing shall not (i) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Person from whom information is sought or (ii) apply to any private communications solely between the Investors, their respective Affiliates and their respective Representatives, on the one hand, and the Company, its Affiliates and its and their respective Representatives, on the other hand.
10.Securities Law Acknowledgement. The Investors hereby acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.
11.Defined Terms. As used in this Agreement, (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); (b) “Annual Meeting” shall mean the annual meeting of stockholders of the Company, and any reference to an Annual Meeting preceded by a calendar year (e.g., “2017”) shall mean the Annual Meeting to occur during such calendar year; (c) “beneficially own,” “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (d) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (e) “Commitment Period” shall mean the period from the date of this Agreement until the thirtieth day prior to the deadline for submission of stockholder nominations and proposals in accordance with the By-Laws for the 2018 Annual Meeting; (f) “Company Shares” means shares of common stock of the Company, par value $0.01 per share; (g) “controlled,” “controlling” and “controlled by” shall have the meanings set forth in Rule 12b-2 promulgated under the Exchange Act; (h) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (i) “SEC” means the United States Securities and Exchange Commission; (j) “Third Party” shall mean any Person that is not a Party or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any Party; and (k) “Voting Securities” shall mean the Company Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
12.Investor Representations. Each of the Investors, severally and not jointly, represents, warrants and agrees that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) except as disclosed in writing to the Company prior to the execution and delivery of this Agreement or, with respect to any EJF Replacement Designee, prior to his or her nomination or appointment, as applicable, neither it nor any of its Affiliates has or will during the Commitment Period have, any agreement, arrangement or understanding, written or oral, with the Investor Nominees, any EJF Replacement Designee or any other member of the Board pursuant to which any such individual has been or will be compensated for his or her service as a director on, or nominee for election to, the Board; and (c) as of the date of this Agreement, (i) the Investors and their respective Affiliates collectively beneficially own an aggregate of 5,292,329 shares of Voting Securities of the Company and (ii) none of the Investors nor any of their respective Affiliates, is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities of the Company.

13.Company Representations. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) this Agreement does not violate any law, any order of any court or other agency of government, the Company’s Governing Documents, each as in effect on the date hereof.
14.Specific Performance. The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching Party shall be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching Party shall not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching Party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies shall not be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.
15.Miscellaneous. This Agreement (including its exhibits and schedules) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
16.Validity. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
17.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Each of the Parties (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the Circuit Court for Baltimore City, Maryland, or, in the event the action involves a cause of action over which the federal courts have exclusive subject matter jurisdiction, the United States District Court for the District of Maryland, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 19 below or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
18.No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and shall not be enforceable by any other Person.

19.Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, shall be in writing and shall be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:
If to the Company to:
PHH Corporation
3000 Leadenhall Road
Mount Laurel, New Jersey 08054
Attn:    William F. Brown
E-mail:     william.brown@phh.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attn:     Thomas W. Christopher
E-mail:     thomas.christopher@lw.com

If to the Investors:

EJF Capital LLC
EJF Debt Opportunities Master Fund, L.P.
EJF Debt Opportunities GP, LLC
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201
Attn:    David Bell
E-mail:     dbell@ejfcap.com

with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn:     Warren S. de Wied, Esq.
E-mail:     warren.dewied@friedfrank.com

At any time, any Party may, by notice given in accordance with this paragraph 19 to the other Party, provide updated information for notices hereunder.
20.Expenses. All fees, costs and expenses, including, without limitation, attorneys’ fees, incurred by each of the Parties in connection with the matters contemplated by this Agreement shall be borne by the Party incurring such fees, costs or expenses.
21.Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.
22.Counterparts. This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature pages follow.]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours, PHH CORPORATION By:/s/Glen A. Messina Name:Glen A. Messina Title:President and Chief Executive Officer

[Signature Page to Letter Agreement]

Accepted and agreed to as of the date first written above:

EJF CAPITAL LLC By: /s/Emanuel J. Friedman Name: Emanuel J. Friedman Title: Chief Executive Officer

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.

By: EJF DEBT OPPORTUNITIES GP, LLC
Its: General Partner

By: EJF CAPITAL LLC
Its: Sole Member

By: /s/Emanuel J. Friedman
Name: Emanuel J. Friedman
Title: Chief Executive Officer

EJF DEBT OPPORTUNITIES GP, LLC By: EJF CAPITAL LLC Its: Sole Member By: /s/Emanuel J. Friedman Name: Emanuel J. Friedman Title: Chief Executive Officer

[Signature Page to Letter Agreement]

Exhibit A
Form of Nominee Letter
(See attached.)

NOMINEE LETTER
April 28, 2017
Board of Directors
PHH Corporation
3000 Leadenhall Road
Mount Laurel, New Jersey 08054
Re: Consent
Ladies and Gentlemen:
This letter is delivered in connection with paragraph 3 of that certain Letter Agreement, dated as of April 28, 2017, by and among the PHH Corporation, a Maryland corporation, EJF Capital LLC, a Delaware limited liability company, EJF Debt Opportunities Master Fund, L.P., a Cayman Islands limited partnership, and EJF Debt Opportunities GP, LLC, a Delaware general partnership (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
In connection with the Agreement, I hereby consent to (i) being named as a nominee for the position of director of the Company in the Company’s proxy statement for the 2017 Annual Meeting and (ii) serving as a director if I am so elected at the 2017 Annual Meeting. I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from members of the Board and as is required to be disclosed in proxy statements under applicable law.
At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Corporate Governance Guidelines, Code of Business Ethics and Conduct, Non-Employee Director and Employee Share Ownership and Retention Policy and Policy Prohibiting Pledging and/or Hedging of PHH Corporation Securities, in each case, that have been identified to me, and to preserve the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees.
[Signature pages follow.]

Sincerely,

________________________________
Name:    [James Neuhauser][Kevin Stein]

[Signature Page to Nominee Letter]

ACKNOWLEDGED AND AGREED:
PHH Corporation
By: ______________________________________
Name:
Title:

[Signature Page to Nominee Letter]

Exhibit B
Form of Conditional Resignation Letter
(See attached.)

Form of Conditional Resignation Letter

________, 20[ ]

Board of Directors
PHH Corporation
3000 Leadenhall Road
Mount Laurel, New Jersey 08054
To the Board of Directors:
I hereby tender my irrevocable resignation from the Board of Directors (the “Board”) of PHH Corporation (the “Company”) and any committees of the Board on which I then serve, effective immediately upon (i) the Board’s acceptance of such resignation in the event of my failure to receive more votes cast “for” than “against” my election to the Board at the Company’s 2017 Annual Meeting of Stockholders, or (ii) the Board’s request for such resignation in the event I commit or am indicted or charged with, or make a plea of nolo contendre to, a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

Sincerely,

________________________________
Name:    [James Neuhauser][Kevin Stein]

cc: William F. Brown, Esq.